                                                                    EXHIBIT 99.1

                      [PULASKI FINANCIAL CORP. LETTERHEAD]


         PULASKI FINANCIAL REPORTS THIRD FISCAL QUARTER DILUTED EARNINGS
          PER SHARE OF $0.16 AFTER RECORDING SEPARATION-RELATED CHARGES
                           OF $0.10 PER DILUTED SHARE

        o NET INCOME FOR QUARTER TOTALS $1.7 MILLION COMPARED WITH $2.0 MILLION A YEAR AGO; INCLUDES $989,000 IN AFTER-TAX CHARGES FOR SEPARATION PAYMENTS AND OTHER EXPENSES RELATED TO RESIGNATION OF FORMER CHIEF EXECUTIVE OFFICER

        o DILUTED EARNINGS PER SHARE OF $0.16 FOR QUARTER COMPARED WITH $0.19 LAST YEAR; SEPARATION-RELATED CHARGES TOTAL $0.10 PER DILUTED SHARE

        o NET INTEREST INCOME UP 31% FOR QUARTER AND 26% FOR YEAR ON STRONG GROWTH IN AVERAGE LOANS AND CORE DEPOSITS; NET INTEREST MARGIN EXPANDS TO 3.23%

        o CORE DEPOSITS INCREASE 7% ON GROWTH IN RETAIL CHECKING ACCOUNT BALANCES; RETAIL BANKING FEES UP 5% FOR QUARTER AND 19% FOR YEAR

        o     MORTGAGE REVENUES UP 18% FOR YEAR ON WIDENED GROSS SALES MARGINS

        o PROVISION FOR LOAN LOSSES TOTALS $2.1 MILLION FOR QUARTER VERSUS NET CHARGE-OFFS OF $1.3 MILLION RESULTING IN RESERVE BUILD OF $800,000 AND RATIO OF ALLOWANCE TO TOTAL LOANS OF 1.04%

        o BANK MAINTAINS "WELL-CAPITALIZED" STATUS INCLUDING 8.29% TIER 1 LEVERAGE CAPITAL RATIO AT JUNE 30, 2008


ST. LOUIS, JULY 22, 2008--Pulaski Financial Corp. (Nasdaq Global Select: PULB) today announced net income for the quarter ended June 30, 2008 of $1.7 million, or $0.16 per diluted share, compared with earnings of $2.0 million, or $0.19 per diluted share, during the same quarter a year ago. For the nine months ended June 30, 2008, net income was $6.9 million, or $0.68 per diluted share, compared with net income of $6.7 million, or $0.65 per diluted share, for the nine months ended June 30, 2007. Results for the three- and nine-month periods ended June 30, 2008 included an after-tax charge of $989,000, or $0.10 per diluted share, for a separation payment and other expenses related to the resignation of the Company's former chief executive officer on May 1, 2008.

Gary Douglass, President and Chief Executive Officer, commented, "We continued to produce very good results at a time when many in our industry are dealing with significant problems. Despite the expenses related to the resignation of our former CEO and a historically high provision for loan losses reflecting the challenging economic environment, we still earned $1.7 million for the quarter. We saw significant growth in our net interest income due to strong growth in our loan balances and core deposits. We also saw strong expansion in our net interest margin. We experienced significant loan growth on loans made to solid commercial customers. We continued to be classified as `well capitalized' under federal regulations including an 8.29 percent Tier 1 leverage capital ratio and continued to strengthen our credit reserves. In addition, we previously announced a 6 percent increase in our quarterly dividend to 9.5 cents per share at a time when many other banking institutions are reducing or eliminating their dividends."

NET INTEREST INCOME INCREASES ON STRONG COMMERCIAL LOAN AND CORE DEPOSIT GROWTH Net interest income rose $2.2 million, or 31%, to $9.5 million for the third fiscal quarter of 2008 compared with $7.3 million for the same period a year ago. For the nine-month period, net interest income increased $5.4 million, or 26%, to $26.6 million. Results for the quarter were driven by strong growth in the average balance of loans receivable, which increased $158.0 million, or 18%, to $1.053 billion compared with the same period a year ago. For the nine-month period, the average balance of loans receivable increased $174.9 million to $1.029 billion. Loans receivable totaled $1.060 billion at June 30, 2008 compared with $1.035 billion at March 31, 2008 and $949.8 million at September 30, 2007. Commercial real estate and commercial and industrial loans accounted for substantially all of this growth.

The net interest margin increased to 3.23% for the three months ended June 30, 2008 compared with 3.03% for the linked quarter ended March 31, 2008 and 2.87% for the comparable quarter a year ago. Contributing to the improved net interest margin was growth in core deposits, which continues to be one of the Company's primary strategic objectives. This strategy has yielded continued success as core deposits, which include checking, money market and passbook accounts, rose 7%, or $26.9 million, during the quarter and 29%, or $93.4 million, for the nine-month period to $411.1 million at June 30, 2008. The Company's newest banking locations in Richmond Heights, Clayton, and downtown St. Louis had combined deposits totaling nearly $55.1 million, which was well ahead of management's projections.

The Company's net interest margin also benefited from an increased utilization of lower-cost wholesale borrowings, which were used to fund asset growth and pay off brokered deposits. Total deposits declined $22.4 million during the quarter to $833.4 million at June 30, 2008 due to a $49.4 million decline in brokered deposits, which was offset by a $53.0 million combined net increase in wholesale borrowings from the Federal Reserve and the Federal Home Loan Bank. Borrowings from the Federal Reserve increased from $0 to $95.0 million at June 30, 2008 while Federal Home Loan Bank borrowings declined $42.0 million during the quarter to $223.0 million.

NON-INTEREST INCOME CONTINUES TO GROW AS PULASKI GAINS MARKET SHARE Non-interest income was up 4% for the current-year quarter due to increased retail banking and investment brokerage revenues and solid mortgage revenues. For the nine-month period, non-interest income was up 21% on increased mortgage revenues, retail banking fees and investment brokerage revenues.

Douglass commented, "Our conservative mortgage business model is resulting in continued growth in non-interest income at a time when most mortgage companies are experiencing significant losses. We are gaining market share in Kansas City and St. Louis as customers are increasingly choosing

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Pulaski because of our quality reputation in these markets. Today we can boast that we are one of the top mortgage originators in both markets."

Mortgage revenues increased 18% to $5.3 million for the nine months ended June 30, 2008 on loan sales of $1.0 billion in 2008 compared with revenues of $4.5 million on loan sales of $991.4 million in the same 2007 period. For the quarter, mortgage revenues declined 8% to $1.9 million on loan sales of $332 million in 2008 compared with revenues of $2.0 million on loan sales of $399 million for the same period last year. The Company experienced a modest reduction in loan sales activity in the June 2008 quarter as the result of weakened loan demand caused by an overall shrinkage in the number of qualified credit-worthy borrowers in the market. However, the Company realized higher gross revenue margins during the 2008 periods due to reduced market competition. Mortgage revenues for the three and nine months ended June 30, 2008 were reduced by a $200,000 settlement payment related to early payment defaults on loans sold to one of the Company's major loan investors. Management currently does not anticipate similar settlements with its other investors.

Retail banking fees increased 5% to $961,000 for the quarter and 19% year to date to $2.9 million, driven primarily by growth in retail checking accounts. Investment brokerage revenues were up 68% to $266,000 for the current-year quarter and 57% year to date to $837,000 as the result of successful sales efforts to new customers combined with an improved bond sales environment caused by the steepened yield curve.

NON-INTEREST EXPENSE
Total non-interest expense increased $2.8 million, or 48%, to $8.5 million for the quarter ended June 30, 2008 compared with $5.8 million for the same period a year ago and increased $5.2 million, or 31%, to $22.2 million for the nine months ended June 30, 2008 compared with $16.9 million for the nine months ended June 30, 2007. Non-interest expense for the 2008 periods included a $1.6 million charge for the separation-related expenses resulting from the resignation of the Company's former chief executive officer on May 1, 2008. In addition, the strategic growth in the number of banking locations in 2007 significantly increased non-interest expense during the 2008 periods.

Salaries and employee benefits expense increased $1.7 million to $4.5 million for the quarter ended June 30, 2008 compared with $2.8 million for the quarter ended June 30, 2007 and increased $2.5 million to $10.7 million for the nine months ended June 30, 2008 compared with $8.3 million for the nine months ended June 30, 2007. In addition to the separation payment made to the former CEO, the increases resulted from the expenses associated with the additional employees at the new Clayton and downtown St. Louis bank locations opened during the second half of calendar year 2007 and staff expansion necessary to support increased commercial loan activity.

Occupancy, equipment and data processing expense increased $314,000 to $1.8 million for the three-month period ended June 30, 2008 compared with $1.5 million for the three-month period ended June 30, 2007 and increased to $5.2 million for the nine months ended June 30, 2008 compared with $4.1 million for the nine months ended June 30, 2007. The increases were primarily due to the new Clayton and downtown St. Louis bank locations and increased data processing costs related to increased loan and deposit activity.

FDIC deposit insurance premium expense increased $160,000 to $182,000 for the quarter ended June 30, 2008 compared with the same 2007 quarter and increased to $572,000 for the nine months ended June 30, 2008 compared with $62,000 for the same 2007 period. The increases were a result of the final utilization of the one-time assessment credit during the quarter ended December 31, 2007, which was provided to eligible insured depository institutions under the Federal Deposit Insurance Reform Act of 2005. Absent any premium increase resulting from recent bank failures, management expects future quarterly FDIC insurance premium expense to be consistent with the amount recorded in the quarter ended June 30, 2008.

Data processing termination expense totaled $220,000 for the nine months ended June 30, 2007 due to the write-off of capitalized expenses related to the termination of a contract to convert the Company's core data processing system. The Company recovered $180,000 of this expense during the quarter ended June 30, 2008.

Real estate foreclosure losses and expense include realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure and expenses incurred in connection with maintaining the properties until they are sold. Real estate foreclosure losses and expense increased $534,000 to $677,000 for the quarter ended June 30, 2008 compared with $143,000 for the same quarter last year and increased $597,000 to $1.1 million for the nine-month period ended June 30, 2008 compared with $463,000 for the same nine-month period last year. The increases were generally due to the overall increased foreclosure activity and the related realized losses on sale, and to a $200,000 additional write-down during the June 2008 quarter related to a $2.3 million commercial office building in St. Louis County, Missouri.

PROVISION FOR INCOME TAXES
The provision for income taxes was $3.3 million in each of the nine-month periods ended June 30, 2008 and 2007. The effective tax rate for the nine months ended June 30, 2008 was 32.5% compared with 33.1% for the same 2007 period. The lower effective tax rate was primarily the result of a $150,000 benefit in the December 2007 quarter related to a change in the estimated amount of the Company's tax liability.

ASSET QUALITY
"Maintaining sound asset quality in the midst of the current environment continues to be one of our top priorities," said Douglass. "We continued to aggressively charge-off losses when they occurred and to strengthen our reserves. We are closely monitoring our troubled assets and continue to work with borrowers in an effort to keep them in their homes. We did not engage in the risky types of lending such as sub-prime or `alt-A' loans that have contributed to the national credit crisis, so we feel we are well positioned to work through this environment."

The provision for loan losses for the three months ended June 30, 2008 was $2.1 million compared with $1.9 million for the same quarter a year ago and was $4.9 million for the nine months ended June 30, 2008 compared with $3.2 million in the same period last year. The provision for loan losses in the current-year periods related primarily to substantial growth in performing commercial loans, which carry a higher level of inherent risk than residential loans, charge-offs and an increase in the level of non-performing loans. The ratio of the allowance for loan losses to total loans at June 30, 2008 was 1.04% compared with 0.99% at March 31, 2008 and 1.02% at September 30, 2007.

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

Net charge-offs for the quarter ended June 30, 2008 totaled $1.3 million, or 0.48% of average loans on an annualized basis compared with $1.8 million, or 0.63% of average loans on an annualized basis, for the linked quarter ended March 31, 2008 and $422,000, or 0.17% of average loans on an annualized basis, for the same quarter last year. For the nine-month periods, net charge-offs totaled $3.4 million, or 0.42% of average loans on an annualized basis, in 2008 compared with $985,000, or 0.14% of average loans on an annualized basis in 2007. Net charge-offs in the June 2008 quarter included $911,000 in charge-offs on single-family residential first and second mortgage loans, $276,000 in charge-offs on home equity loans and $121,000 in charge-offs on real estate construction and development loans.

Nonperforming loans increased to $16.1 million at June 30, 2008 from $13.1 million at March 31, 2008 and $10.5 million at September 30, 2007. The increase during the quarter ended June 30, 2008 was primarily due to an increase in troubled debt restructurings caused by the restructuring of a $3.4 million commercial loan. Troubled debt restructurings increased to $5.1 million at June 30, 2008 compared with $2.0 million at March 31, 2008 and $209,000 at September 30, 2007. The largest restructured credit at June 30, 2008 was a $3.4 million loan secured by commercial real estate. Because of the borrower's weakened financial condition, the loan was restructured during the quarter ended June 30, 2008 to reduce the interest rate to a rate that was closer to current market rates, and to extend the amortization term from 25 to 30 years. The remaining balance of troubled debt restructurings at June 30, 2008 consisted of 16 residential mortgage loans to 9 borrowers. The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans. At June 30, 2008, one restructured loan totaling $119,000 was past due 90 days or more under the restructured loan terms. Management believes the loans are adequately collateralized and properly valued at June 30, 2008. The ratio of the allowance for loan losses to non-performing loans was 74.00% at June 30, 2008 compared with 84.85% at March 31, 2008 and 99.44% at September 30, 2007. The decline in the ratio of the allowance to non-performing loans at June 30, 2008 was due to the increase in the level of non-performing loans during the June 2008 quarter, specifically troubled debt restructurings.

Real estate acquired in settlement of loans totaled $4.8 million at June 30, 2008 compared with $6.6 million at March 31, 2008 and $3.1 million at September 30, 2007. The balance at June 30, 2008 consisted of 22 residential real estate properties and three commercial real estate properties in the Company's two primary market areas of St. Louis and Kansas City. The Company's largest foreclosed property at June 30, 2008 was a $2.3 million commercial office building in St. Louis County, Missouri. The property was acquired through foreclosure in January 2008 and management is currently working through lease issues with the tenant and a potential purchaser. Lease payments are being paid as agreed.

OUTLOOK
"Our core earnings through the first three quarters have exceeded the guidance we provided at the beginning of the year, something not many banks can say, and we expect to meet or exceed those expectations for our final fiscal quarter of 2008. We have delivered this performance despite historically high provisions for loan losses as we continue to aggressively charge-off problem loans, mostly home equity and second mortgage loans, while prudently building reserves in this challenging environment. We wisely chose not to engage in the risky types of lending such as sub-prime or `Alt-A' loans that have contributed to the national credit crisis. We have diligently maintained our `well capitalized' regulatory status and, as a result of this strength and our earnings performance, we have

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

recently increased our dividend by 5.6% at a time when most other banks are either slashing or eliminating theirs. Finally, we see opportunity in this challenging environment, as we believe we are experiencing a `flight to quality' in each of our business lines: commercial, retail and mortgage. We believe existing and new customers are turning to us because they are confident that we will deliver on our commitments and provide them with the high-quality, relationship-oriented service that they expect from their community bank," Douglass commented.

He continued, "Going forward, our near-term focus will be on execution as we digest our recent significant growth and drive improved profitability. We will continue to grow, but in this environment, our growth will be measured and profitable. And, we will practice a keen discipline with respect to capital allocation. Assets must earn their way onto our balance sheet."

CONFERENCE CALL TOMORROW
Pulaski Financial management will discuss third quarter results and other developments tomorrow, July 23, 2008, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT). The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/dce.aspx?sid=0000535E.
                              -------------------------------------------
Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay until August 6, 2008 at 877-660-6853, account number 3055 and conference I.D. 291525.

ABOUT PULASKI FINANCIAL
Pulaski Financial Corp., operating in its 86th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the St. Louis metropolitan area. The Company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

FOR ADDITIONAL INFORMATION CONTACT:
Ramsey Hamadi                                 Dave Garino or Dan Callahan
Chief Financial Officer                       Fleishman-Hillard, Inc.
Pulaski Financial Corp.                       (314) 982-0551
(314) 878-2210 Ext. 3825

                                TABLES FOLLOW...

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

                                                       PULASKI FINANCIAL CORP.
                                             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                                JUNE 30,              MARCH 31,           SEPTEMBER 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                  2008                  2008                  2007
                                                         --------------         ------------         --------------
Total assets                                              $ 1,290,589           $1,259,708            $ 1,131,465
Loans receivable, net                                       1,060,131            1,035,457                949,826
Allowance for loan losses                                      11,909               11,116                 10,421
Loans held for sale, net                                       78,370               80,301                 58,536
Investment securities (includes equity securities)             13,089               28,720                 16,988
FHLB stock                                                     11,761               13,519                  8,306
Mortgage-backed & related securities                           18,992                2,878                  3,027
Cash and cash equivalents                                      33,591               22,774                 23,774
Deposits                                                      833,363              855,762                835,489
FHLB advances                                                 223,000              265,000                158,400
Federal Reserve borrowings                                     95,000                    -                      -
Subordinated debentures                                        19,589               19,589                 19,589
Stockholders' equity                                           86,340               85,147                 80,804
Book value per share                                            $8.47                $8.44                  $8.13

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                  1.40%                1.16%                  1.03%
Nonperforming assets as a percent of total assets                1.62%                1.57%                  1.20%
Allowance for loan losses as a percent of total loans            1.04%                0.99%                  1.02%
Allowance for loan losses as a percent of nonperforming loans   74.00%               84.85%                 99.44%


                                                                THREE MONTHS                             NINE MONTHS
SELECTED OPERATING DATA                                        ENDED JUNE 30,                           ENDED JUNE 30,
                                                        -----------------------------               ------------------------
(DOLLARS IN THOUSANDS)                                    2008                2007                    2008            2007
                                                        --------             --------               --------        --------
Interest income                                         $ 17,677             $ 18,267               $ 56,036        $ 51,604
Interest expense                                           8,169               11,001                 29,462          30,451
                                                        --------             --------               --------        --------

    Net interest income                                    9,508                7,266                 26,574          21,153
Provision for loan losses                                  2,141                1,911                  4,902           3,167
                                                        --------             --------               --------        --------

    Net interest income after provision for loan losses    7,367                5,355                 21,672          17,986
                                                        --------             --------               --------        --------

Retail banking fees                                          961                  919                  2,921           2,456
Mortgage revenues                                          1,856                2,010                  5,301           4,490
Revenue from investment division operations                  266                  159                    837             534
Gain on sale of securities                                     8                    -                    325             144
Other                                                        423                  292                  1,374           1,297
                                                        --------             --------               --------        --------
    Total non-interest income                              3,514                3,380                 10,758           8,921
                                                        --------             --------               --------        --------

Compensation expense                                       4,511                2,813                 10,731           8,263
Occupancy, equipment and data processing                   1,768                1,454                  5,221           4,136
Advertising                                                  293                  394                    927           1,013
Professional services                                        435                  318                  1,143             979
Real estate foreclosure losses and expenses, net             677                  143                  1,061             463
Gain on derivative financial instruments                    (266)                (131)                  (331)           (445)
Other                                                      1,119                  785                  3,404           2,516
                                                        --------             --------               --------        --------
    Total non-interest expense                             8,537                5,776                 22,156          16,925
                                                        --------             --------               --------        --------

Income before income taxes                                 2,344                2,959                 10,274           9,982
Income taxes                                                 685                  975                  3,334           3,308
                                                        --------             --------               --------        --------
    Net income                                          $  1,659             $  1,984               $  6,940        $  6,674
                                                        ========             ========               ========        ========

PERFORMANCE RATIOS
Return on average assets                                   0.53%                0.73%                  0.76%           0.87%
Return on average equity                                   7.60%                9.75%                 10.75%          11.28%
Interest rate spread                                       3.01%                2.53%                  2.81%           2.61%
Net interest margin                                        3.23%                2.87%                  3.10%           2.96%

SHARE DATA
Weighted average shares outstanding-basic              9,983,506            9,825,886              9,872,309       9,826,523
Weighted average shares outstanding-diluted           10,271,469           10,266,592             10,222,348      10,267,007
EPS-basic                                                  $0.17                $0.20                  $0.70           $0.68
EPS-diluted                                                $0.16                $0.19                  $0.68           $0.65
Dividends                                                 $0.095               $0.090                 $0.275          $0.260


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


                                                       PULASKI FINANCIAL CORP.
                                        UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued

LOANS RECEIVABLE                                       JUNE 30,             MARCH 31,           SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                   2008                 2008                  2007
                                                      ----------           ----------           -------------
Real estate mortgage:
  One to four family residential                      $  323,093           $  323,942              $ 332,206
  Multi-family residential                                32,848               33,666                 30,219
  Commercial real estate                                 255,410              242,226                200,206
                                                      ----------           ----------              ---------
    Total real estate mortgage                           611,351              599,834                562,631
                                                      ----------           ----------              ---------

Real estate construction and development:
  One to four family residential                          42,959               46,825                 45,428
  Multi-family residential                                15,409               13,870                 13,899
  Commercial real estate                                  44,626               47,695                 39,594
                                                      ----------           ----------              ---------
    Total real estate construction and development       102,994              108,390                 98,921
                                                      ----------           ----------              ---------

Commercial & Industrial loans                            130,815              111,474                 77,642
Equity line of credit                                    224,221              222,844                219,539
Consumer and installment                                   6,965                7,314                  6,918
                                                      ----------           ----------              ---------
                                                       1,076,346            1,049,856                965,651
                                                      ----------           ----------              ---------
Add (less):
  Deferred loan costs                                      5,193                5,145                  5,163
  Loans in process                                        (9,499)              (8,428)               (10,567)
  Allowance for loan losses                              (11,909)             (11,116)               (10,421)
                                                      ----------           ----------              ---------
                                                         (16,215)             (14,399)               (15,825)
                                                      ----------           ----------              ---------
    Total                                             $1,060,131           $1,035,457              $ 949,826
                                                      ==========           ==========              =========

Weighted average rate at end of period                     6.11%                6.38%                  7.44%
                                                      ==========           ==========              =========


                                                          JUNE 30, 2008        MARCH 31, 2008         SEPTEMBER 30, 2007
                                                       ------------------    -----------------     -----------------------
                                                                 WEIGHTED             WEIGHTED                    WEIGHTED
DEPOSITS                                                         AVERAGE              AVERAGE                      AVERAGE
(DOLLARS IN THOUSANDS)                                           INTEREST             INTEREST                    INTEREST
                                                       BALANCE    RATE       BALANCE   RATE        BALANCE           RATE
                                                       -------------------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                         $ 69,603  0.00%      $ 63,962  0.00%        $ 57,005        0.00%
   Interest-bearing checking                             139,865  2.14%        93,264  1.38%          57,815        1.79%
   Money market                                          174,412  2.21%       198,609  2.33%         173,950        4.05%
   Passbook savings accounts                              27,241  0.30%        28,343  0.28%          28,909        0.29%
                                                        --------             --------               --------
        Total demand deposit accounts                    411,121  1.69%       384,178  1.56%         317,679        2.57%
                                                        --------             --------               --------

Certificates of Deposit: (1)
    $100,000 or less                                     221,285  3.39%       222,462  4.07%         239,401        5.45%
    Greater than $100,000                                200,957  3.75%       249,122  4.28%         278,409        4.73%
                                                        --------             --------               --------
        Total certificates of deposit                    422,242  3.56%       471,584  4.18%         517,810        5.06%
                                                        --------             --------               --------
         Total deposits                                $ 833,363  2.64%     $ 855,762  3.01%       $ 835,489        4.11%
                                                       =========            =========              =========

 (1) Includes brokered deposits                        $ 108,407            $ 157,760              $ 190,445
                                                       =========            =========              =========


                                                       PULASKI FINANCIAL CORP.
                                          NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
                                                             (UNAUDITED)

NONPERFORMING ASSETS                                    JUNE 30,            MARCH 31,           SEPTEMBER 30,
(IN THOUSANDS)                                           2008                2008                   2007
                                                       ---------            ---------           -------------
Non-accrual loans:
    Residential real estate                             $  2,725             $  2,732               $  2,082
    Commercial and multi-family                            1,133                1,152                  3,708
    Real estate-construction and development                 218                  439                      -
    Commercial and industrial                                240                  240                      -
    Home equity                                              948                  726                    554
    Other                                                     93                  186                    105
                                                       ---------            ---------              ---------
      Total non-accrual loans                              5,357                5,475                  6,449
                                                       ---------            ---------              ---------

Accruing loans past due 90 days or more:
    Residential real estate                                2,809                3,193                  2,564
    Commercial and multi-family                              553                  457                     44
    Real estate-construction and development                 953                    -                      -
    Home equity                                            1,301                1,955                  1,064
    Other                                                     46                    5                    150
                                                       ---------            ---------              ---------
      Total accruing loans past due 90 days or more        5,662                5,610                  3,822
                                                       ---------            ---------              ---------

Restructured loans                                         5,076                2,016                    209
                                                       ---------            ---------              ---------
      Total non-performing loans                          16,095               13,101                 10,480
Real estate acquired in settlement of loans                4,779                6,620                  3,090
Other nonperforming assets                                    43                   43                     43
                                                       ---------            ---------              ---------
      Total non-performing assets                       $ 20,917             $ 19,764               $ 13,613
                                                       =========            =========              =========


ALLOWANCE FOR LOAN LOSSES                                NINE MONTHS ENDED JUNE 30,
                                                       ------------------------------
(IN THOUSANDS)                                           2008                  2007
                                                       ---------             --------
Allowance for loan losses,  beginning of period         $ 10,421              $ 7,817
Provision charged to expense                               4,902                3,167
Loans charged-off                                         (3,530)              (1,011)
Recoveries of loans previously charged-off                   116                   26
                                                       ---------             --------
Allowance for loan losses, end of period                $ 11,909              $ 9,999
                                                       =========             ========

                                                       PULASKI FINANCIAL CORP.
                                                        AVERAGE BALANCE SHEETS
                                                             (UNAUDITED)

                                                                             THREE MONTHS ENDED
                                                   ----------------------------------------------------------------------------
                                                              JUNE 30, 2008                               JUNE 30, 2007
                                                   ---------------------------------       ------------------------------------
                                                                 INTEREST   AVERAGE                        INTEREST     AVERAGE
(DOLLARS IN THOUSANDS)                               AVERAGE        AND      YIELD/          AVERAGE         AND         YIELD/
                                                     BALANCE     DIVIDENDS   COST            BALANCE       DIVIDENDS     COST
                                                   ---------------------------------       ------------------------------------
Interest-earning assets:
    Loans receivable                               $ 1,052,809   $ 16,045    6.10%          $   894,769     $ 16,483      7.37%
    Loans available for sale                            68,290        950    5.57%               82,297        1,311      6.37%
    Other interest-earning assets                       56,574        682    4.82%               36,474          473      5.19%
                                                   -----------   --------                   -----------     --------
      Total interest-earning assets                  1,177,673     17,677    6.00%            1,013,540       18,267      7.21%
                                                                 --------                                   --------
Noninterest-earning assets                              85,238                                   79,619
                                                   -----------                              -----------
      Total assets                                 $ 1,262,911                              $ 1,093,159
                                                   ===========                              ===========

Interest-bearing liabilities:
    Deposits                                       $   748,327   $  5,664    3.03%          $   744,868     $  8,293      4.45%
    Borrowed money                                     344,765      2,505    2.91%              196,223        2,708      5.52%
                                                   -----------   --------                   -----------     --------
      Total interest-bearing liabilities             1,093,092      8,169    2.99%              941,091       11,001      4.68%
                                                                 --------                                   --------
Noninterest-bearing deposits                            63,872                                   48,208
Noninterest-bearing liabilities                         18,590                                   22,458
Stockholders' equity                                    87,357                                   81,402
                                                   -----------                              -----------
      Total liabilities and stockholders' equity   $ 1,262,911                              $ 1,093,159
                                                   ===========                              ===========
Net interest income                                              $  9,508                                   $  7,266
                                                                 ========                                   ========
Interest rate spread                                                         3.01%                                        2.53%
Net interest margin                                                          3.23%                                        2.87%




                                                                                    NINE MONTHS ENDED
                                                   ---------------------------------------------------------------------------------
                                                            JUNE 30, 2008                               JUNE 30, 2007
                                                   -----------------------------------         -------------------------------------
                                                                 INTEREST   AVERAGE                             INTEREST     AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND      YIELD/                AVERAGE         AND         YIELD/
                                                      BALANCE    DIVIDENDS   COST                 BALANCE       DIVIDENDS      COST
                                                   -----------------------------------         -------------------------------------
Interest-earning assets:
    Loans receivable                                 $ 1,029,470 $ 51,645    6.69%               $   854,568        $ 47,383   7.39%
    Loans available for sale                              66,945    2,694    5.37%                    63,072           2,900   6.13%
    Other interest-earning assets                         47,218    1,696    4.79%                    36,652           1,320   4.80%
                                                     ----------- --------                        -----------        --------
        Total interest-earning assets                  1,143,633   56,035    6.53%                   954,292          51,603   7.21%
                                                                 --------                                           --------
Noninterest-earning assets                                80,874                                      73,643
                                                     -----------                                 -----------
        Total assets                                 $ 1,224,507                                 $ 1,027,935
                                                     ===========                                 ===========

Interest-bearing liabilities:
    Deposits                                         $   776,278 $ 21,532    3.70%               $   692,786        $ 22,613   4.35%
    Borrowed money                                       280,776    7,930    3.77%                   190,678           7,837   5.48%
                                                     ----------- --------                        -----------        --------
        Total interest-bearing liabilities             1,057,054   29,462    3.72%                   883,464          30,450   4.60%
                                                                 --------                                           --------
Noninterest-bearing deposits                              61,730                                      46,097
Noninterest-bearing liabilities                           19,656                                      19,492
Stockholders' equity                                      86,067                                      78,882
                                                     -----------                                 -----------
        Total liabilities and stockholders' equity   $ 1,224,507                                 $ 1,027,935
                                                     ===========                                 ===========
Net interest income                                              $ 26,573                                           $ 21,153
                                                                 ========                                           ========
Interest rate spread                                                         2.81%                                             2.61%
Net interest margin                                                          3.10%                                             2.96%


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